Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(8)
Registration Statement No.      333-280489

Prospectus Supplement No. 4

(To prospectus dated July 8, 2024)

AB INTERNATIONAL GROUP CORP.

Up to 4,500,000,000 Shares of Common Stock

This Prospectus Supplement No. 4 supplements the prospectus dated July 8, 2024, relating to the resale by the Selling Stockholder of up to 4,500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock), of AB International Group Corp. (“AB International,” “we,” “us”, “our” or the “Company”), a Nevada corporation. Shares amounting to 3,000,000,000 shares of Common Stock are purchasable by Alumni Capital pursuant to the terms and conditions of the Purchase Agreement that we entered into with Alumni Capital on June 13, 2024 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we have the right to “put”,” or sell, at our discretion, up to $5,000,000 worth of shares of Common Stock to Alumni Capital. This arrangement is also sometimes referred to herein as the “Equity Line” and the $5,000,000 amount is sometimes referred to herein as the “Commitment Amount.” The 3,000,000,000 shares of Common Stock to be issued in connection with the Purchase Agreement would only represent approximately $420,000 using 70% of the lowest daily VWAP for the five days ending on July 3, 2024, which is far below $5,000,000 (the full amount of the Purchase Agreement). As a result, given our stock price, we may only be able to raise a small portion of the entire commitment amount under the Purchase Agreement.

Shares amounting to 1,500,000,000 are purchasable upon exercise at $0.00128 per share by Alumni Capital pursuant to the terms and conditions of a Common Stock Purchase Warrant. The number of shares under the Common Stock Purchase Warrant is subject to change based on the following formula: (i) fifty percent (50%) of the Commitment Amount, less the exercise value of all partial exercises prior to the Exercise Date, divided by (ii) the Exercise Price on the Exercise Date. The exercise price per was calculated by dividing $3,000,000 by the total number of issued and outstanding shares of common stock as of June 13, 2024. The exercise price is subject to change based on a change in the number of our outstanding shares.

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Common Stock by Alumni Capital (referred to herein as the “Selling Stockholder”). However, we may receive up to an aggregate of $5 million in proceeds from the sale of our Common Stock to Alumni Capital pursuant to the Equity Line and up to $2.5 million in proceeds if Alumni Capital exercises the Common Stock Purchase Warrant.

This Prospectus Supplement No. 4 incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on January 14, 2025.

You should read this Prospectus Supplement No. 4 in conjunction with the prospectus, including any supplements and amendments thereto.

This Prospectus Supplement No. 4 is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the prospectus. This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our Common Stock is quoted on the OTCPink, under the symbol “ABQQ.” On February 7, 2024, the last reported sale price of the Common Stock on the OTCPink was $0.0003 per share.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 4 of the prospectus for a discussion of information that should be carefully considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended November 30, 2024
☐	Transition Report pursuant to 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from __________ to__________
Commission File Number: 000-55979

AB International Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	37-1740351
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
144 Main Street, Mt. Kisco, NY 10549
(Address of principal executive offices)
(914) 202-3108
(Registrant’s telephone number)
_______________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

[X] Yes [ ] No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such fi les). [X] Yes [ ] No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated Filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

[  ] Yes [X] No

State the number of shares outstanding for each of the issuer’s classes of common stock, as of the latest practicable date: 2,281,266,321 common shares as of January 13, 2025.

2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

Our unaudited consolidated financial statements included in this Form 10-Q are as follows:

F-1	Consolidated Balance Sheets as of November 30, 2024 and August 31, 2024 (unaudited);
F-2	Consolidated Statements of Operations for the three months ended November 30, 2024 and 2023 (unaudited);
F-3	Consolidated Statements of Changes in Stockholders’ Equity for the three months ended November 30, 2024 and 2023 (unaudited);
F-4	Consolidated Statements of Cash Flows for the three months ended November 30, 2024 and 2023 (unaudited); and
F-5	Notes to Consolidated Financial Statements (unaudited)

3

AB INTERNATIONAL GROUP CORP.

Consolidated Balance Sheets

(Unaudited)

	November 30,	August 31,
	2024	2024

ASSETS
Current Assets
Cash and cash equivalents	$266,726	$64,430
Accounts receivable	226,211	624,572
Total Current Assets	492,937	689,002

Property and equipment, net	3,898	4,375
Right of use operating lease assets, net	443,799	494,506
Intangible assets, net	296,318	370,924
Purchase deposits for intangible assets, non-current	940,123	745,123
Security deposit	45,240	45,240
TOTAL ASSETS	$2,222,315	$2,349,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$51,609	$30,945
Loan from related party	154,361	193,174
Current portion of obligations under operating leases	248,871	247,266
Deferred revenue	57,000	57,000
Total Current Liabilities	511,841	528,385

Obligations under operating leases, non-current	298,310	360,883
Total Liabilities	810,151	889,268

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 preferred shares authorized;
Series A preferred stock, 100,000 and 100,000 shares issued and outstanding, as of November 30, 2024 and August 31, 2024, respectively	100	100
Common stock, $0.001 par value, 10,000,000,000 shares authorized; 2,281,266,321 and 2,281,266,321 shares issued and outstanding, as of November 30, 2024 and August 31, 2024, respectively	2,281,266	2,281,266
Additional paid-in capital	11,026,501	11,024,203
Accumulated deficit	(11,895,703)	(11,845,667)
Total Stockholders’ Equity	1,412,164	1,459,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,222,315	$2,349,170

The accompanying notes are an integral part of these financial statements.

F-1

AB INTERNATIONAL GROUP CORP.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	November 30,
	2024	2023

REVENUE
License	$171,000	$57,000
Copyrights sales	377,200	657,288
Theatre admissions, advertising and food and beverage sales	78,150	87,459
Total revenue	626,350	801,747

OPERATING COSTS AND EXPENSES
Amortization expenses	(154,722)	(511,809)
Costs of copyrights sold	(279,884)	—
Theatre operating costs	(44,960)	(41,355)
General and administrative expenses	(199,525)	(261,692)
Related party salary and wages	—	(15,049)
Total Operating Costs And Expenses	(679,091)	(829,905)

Loss From Operations	(52,741)	(28,158)

OTHER INCOME
Interest income	—	637
Interest expense – related party	(2,298)	(13,879)
Other income	5,003	85,000
Total Other Income	2,705	71,758

(Loss) Income Before Income Tax Benefit	(50,036)	43,600

Income tax benefit	—	—
NET (LOSS) INCOME	$(50,036)	$43,600

NET (LOSS) INCOME PER SHARE: BASIC	$0.00	$0.00
NET (LOSS) INCOME PER SHARE: DILUTED	$0.00	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	2,281,266,321	1,988,356,325
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: DILUTED	2,281,266,321	2,008,456,325

The accompanying notes are an integral part of these financial statements.

F-2

AB INTERNATIONAL GROUP CORP.

Consolidated Statements of Changes in Stockholders' Equity

(Unaudited)

	Common Stock		Preferred Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Equity

Balance - August 31, 2023	1,285,283,385	$1,285,283	294,421	$295	$11,993,408	$(12,387,998)	$890,988
Issuance of restricted common shares to officer for service	225,000,000	225,000	—	—	(180,000)	—	45,000
Preferred shares series C converted into common shares	1,056,681,936	1,056,682	(174,421)	(175)	(1,056,507)	—	—
Imputed Interest	—	—	—	—	13,879	—	13,879
Net income	—	—	—	—	—	43,600	43,600
Balance – November 30, 2023	2,566,965,321	$2,566,965	120,000	$120	$10,770,780	$(12,344,398)	$993,467

Balance – August 31, 2024	2,281,266,321	$2,281,266	100,000	$100	$11,024,203	$(11,845,667)	$1,459,902
Imputed Interest	—	—	—	—	2,298	—	2,298
Net loss	—	—	—	—	—	(50,036)	(50,036)
Balance – November 30, 2024	2,281,266,321	$2,281,266	100,000	$100	$11,026,501	$(11,895,703)	$1,412,164

The accompanying notes are an integral part of these financial statements.

F-3

AB INTERNATIONAL GROUP CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	November 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(50,036)	$43,600
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of fixed asset	477	1,108
Amortization of intangible asset	154,722	511,809
Gain from sales of software in progress	—	(85,000)
Costs of copyrights sold	279,884	—
Imputed interest on officer loan	2,298	13,879
Non-cash lease expense	(10,261)	8,584
Changes in operating assets and liabilities:
Accounts receivable	398,361	(57,000)
Rent security & electricity deposit	—	(766)
Purchase deposits paid	(195,000)	—
Purchase of movie and TV series broadcast right and copyright	(360,000)	(695,789)
Accounts payable and accrued liabilities	20,664	223,585
Net cash provided by (used in) operating activities	241,109	(35,990)

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayment to) loan from related party	(38,813)	179,981
Net cash (used in) provided by financing activities	(38,813)	179,981

Net increase in cash and cash equivalents	202,296	143,991
Cash and cash equivalents – beginning of period	64,430	117,096
Cash and cash equivalents – end of period	$266,726	$261,087

Supplemental Cash Flow Disclosures
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-Cash Investing and Financing Activities:
Settlement of accrued CEO salaries with common stock	$—	$45,000
Net off purchase deposit with loan from related parties for sales of software	$—	$300,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of AB International Group Corp. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements have been omitted pursuant to such rules and regulations. The consolidated balance sheet as of August 31, 2024, is derived from the audited consolidated financial statements at that date but does not include all the information and footnotes required by GAAP. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2024.

The unaudited consolidated financial statements as of and for the three months ended November 30, 2024 and 2023, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition, results of operations and cash flows. The results of operations for the three months ended November 30, 2024 and 2023 are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements have been prepared on a consolidated basis, with the Company’s wholly owned subsidiary App Board Limited and AB Cinemas NY, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable is presented at invoiced amount net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s payment history, its current credit-worthiness and current economic trends. Accounts are written off after efforts at collection prove unsuccessful. No allowance was recorded for the three months ended November 30, 2024 and 2023, respectively.

F-5

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Transactions

The financial risk arises from the fluctuations in foreign exchange rates and the degrees of volatility in these rates. Currently the Company does not use derivative instruments to reduce its exposure to foreign currency risk. Gains and losses from translation of foreign currency into U.S. dollars are included in current results of operations.

Prepayments

Prepayments primarily consist of payments made to acquire the copyrights and distribution rights of movies and TV shows,  etc. Prepayments are classified as either current or non-current based on the nature and the terms of the respective agreements. These prepayments are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. The allowance is also based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections and utilizations. Actual amounts received or utilized may differ from management’s estimate of credit worthiness and the economic environment. Prepayments are written off against the allowances only after exhaustive collection efforts. No allowance was recorded for the three months ended November 30, 2024 and 2023, respectively.

Property and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Leasehold improvement is related to the enhancements paid by the Company to leased offices. Leasehold improvement represents capital expenditures for direct costs of renovation or acquisition and design fees incurred. The amortization of leasehold improvements commences once the renovation is completed and ready for the Company’s intended use. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Estimated Useful Life
Furniture	7 years
Appliances	5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments that substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations in other income or expenses.

Intangible Assets

Intangible assets are recorded at the lower of cost or estimated fair value and amortized as follows:

•	Movie copyrights and broadcast rights: straight-line method over the estimated life of the asset, which has been determined by management to be 2 years
•	NFT MMM platform: straight-line method over the estimated life of the asset, which has been determined by management to be 2 years

Amortized costs of the intangible asset are recorded as amortization expenses in the consolidated statements of operations.

F-6

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Lease property under operating lease

The Company adopted ASU No. 2016-02—Leases (Topic 842) since June 1, 2019, using a modified retrospective transition method permitted under ASU No. 2018-11. This transition approach provides a method for recording existing leases only at the date of adoption and does not require previously reported balances to be adjusted. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification. Adoption of the new standard resulted in the recording of additional lease assets and lease liabilities on the consolidated balance sheets. The standard did not materially impact the Company’s consolidated net earnings and cash flows.

Impairment of Long-lived asset

The Company evaluates its long-lived assets or asset group, including intangible assets with indefinite and finite lives, for impairment. Intangible assets with indefinite lives that are not subject to amortization are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the assets might be impaired in accordance with ASC 350. Such impairment test compares the fair values of assets with their carrying values with an impairment loss recognized when the carrying values exceed fair values. For long-lived assets and intangible assets with finite lives that are subject to depreciation and amortization are tested for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Impairment losses are included in the general and administrative expense. There was no impairment loss during the three months ended November 30, 2024 and 2023, respectively.

Revenue Recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, using the modified retrospective approach. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company derives its revenues primarily from six sources: (1) selling copyrights of movies or TV shows; (2) licensing NFT MMM platform and providing technical service; (3) movie theater admissions and food and beverage sales; (4) embedded marketing service; (5) advertising services in movie theatre.

F-7

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Revenue from selling copyrights of movies or TV shows:

The Company recognizes revenue when a master copy of a movie or TV show is delivered, the IP is authorized and transferred to customers. The Company’s contracts with customers are primarily on a fixed-price basis and do not contain cancelable and refund-type provisions.

Revenue from licensing NFT MMM platform:

The Company derives revenue from NFTMM platform license fees, which includes accessing the NFTMM platform and platform data on both app and website. The Company's contract has a two-year term and is non-cancelable and non-refundable. In accordance with ASC 606, a 'right to access' license is recognized over the license period.

Revenue from movie theater admissions and food and beverage sales:

The Company recognizes admissions and food and beverage revenues based on a gross transaction price, which are recorded at a point in time when a film is exhibited to a customer and when a customer takes possession of food and beverage offerings. The Company defers 100% of the revenue associated with the sales of gift cards and exchange tickets until such time as the items are redeemed or estimated income from non-redemption is recorded.

Revenue from embedded marketing service:

The Company derives revenue from providing the services of embedded marketing through adding advertisement into movies and TV series. The Company recognizes revenue when the advertisement is added to the movies and TV series.

Revenue from advertisement:

The Company derives revenue from playing the advertisements on the theater screen. The Company recognizes revenue when the advertisements are shown on the theater screen.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contact assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing of when an order is placed and when shipment or delivery occurs.

F-8

 AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Contract Assets and Liabilities (continued)

As of November 30, 2024 and August 31, 2024, other than deferred revenue and accounts receivable, the Company had no material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheets.

Disaggregation of revenue

The Company disaggregates its revenue from contracts by revenue streams, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors.

The following table presents sales by revenue streams for the three months ended November 30, 2024 and 2023, respectively:

	Three months ended
	November 30, 2024	November 30, 2023
Copyrights sales	$283,000	$531,800
Embedded marketing service	94,200	125,488
NFT licenses	171,000	57,000
Theatre admissions	49,501	57,824
Food and beverage sales	23,934	29,635
Advertisement	4,715	—
Total revenue	$626,350	$801,747

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” (ASC 820) and ASC 825, “Financial Instruments” (ASC 825), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 – Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 – Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

F-9

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The carrying values of cash, accounts payable, and accrued liabilities approximate fair value due to their short-term nature. The fair values of warrant liabilities and derivative liabilities embedded in convertible notes are determined by level 3 inputs.

No liabilities measured at fair value on a recurring basis as of November 30, 2024 and August 31, 2024.

Basic and Diluted Earnings (Loss) Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of November 30, 2024, the total number of warrants outstanding was 1,993,304,434 (See Note 9). No warrants were included in the diluted earnings per share as they would be anti-dilutive. No preferred stocks were included in the diluted earnings per share as they would be anti-dilutive.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation.

Warrants

Warrants are classified as equity and the proceeds from issuing warrants in conjunction with convertible notes are allocated based on the relative fair values of the base instrument of convertible notes and the warrants by following the guidance of ASC 470-20-25-2.

Proceeds from the sale of a debt instrument with stock purchase warrants (detachable call options) shall be allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants shall be accounted for as paid-in capital. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. This usually results in a discount (or, occasionally, a reduced premium), which shall be accounted for as interest expense under Topic 835 Interest.

F-10

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Income taxes are accounted for using the asset and liability approach. Under this approach, income tax expense is recognized for the amount of taxes payable or refundable for the current year. Deferred income taxes assets and liabilities are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Share-Based Compensation

The Company follows the provisions of ASC 718, “Compensation - Stock Compensation,” which establishes the accounting for employee share-based awards. For employee share-based awards, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense with graded vesting on a straight-line basis over the requisite service period for the entire award.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280)”, which improves the disclosures about a public entity’s reportable segments and address requests from investors for more detailed information about a reportable segment’s expenses. The amendments in this accounting standard update will become effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, and early adoption is permitted. The amendments should be applied to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption.

In December 2023, the FASB issued ASU No. 2023-09, “Improvements to Income Tax Disclosures” (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income tax paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will likely result in the required additional disclosures being included in the Company’s consolidated financial statements, once adopted.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and statements of cash flows.

F-11

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of November 30, 2024, the Company had an accumulated deficit of approximately $12 million and a working capital deficit of $18,904. For the three months ended November 30, 2024, the Company incurred a net loss of $50,036. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

The future operations of the Company depend on its ability to realize forecasted revenues, achieve profitable operations, and depend on whether or not the Company could obtain the continued financial support from its stockholders or external financing. Management believes the existing stockholders will continue to provide the additional cash to meet the Company’s obligations as they become due. The Company also intends to fund operations through cash flow generated from the operations, including the expected ticket sales from Mt. Kisco movie theatre, equity financing, debt borrowings, and additional equity financing from outside investors, to ensure sufficient working capital. However, no assurance can be given that additional financing, if required, would be available on favorable terms or at all. If we are not able to secure additional funding, the implementation of our business plan will be impaired.

 Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provide the opportunity for the Company to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

The Company capitalized the renovation cost as leasehold improvement and the cost of furniture and appliances as fixed assets. Leasehold improvement relates to renovation and upgrade of the leased office.

The depreciation expense was $477 and $1,108 for the three months ended November 30, 2024 and 2023, respectively.

As of November 30, 2024 and August 31, 2024, the balance of property and equipment was as follows:

	November 30, 2024	August 31, 2024
Leasehold improvement	$146,304	$146,304
Appliances and furniture	25,974	25,974
Total cost	172,278	172,278
Accumulated depreciation	(168,380)	(167,903)
Property and equipment, net	$3,898	$4,375

F-12

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – INTANGIBLE ASSETS

As of November 30, 2024 and August 31, 2024, the balance of intangible assets was as follows:

	November 30, 2024	August 31, 2024
Movie copyrights - Love over the world	$853,333	$853,333
Sitcom copyrights - Chujian	640,000	640,000
Movie copyrights - A story as a picture	422,400	422,400
Movie copyrights - Our treasures	936,960	936,960
Movie broadcast right- On the way	256,000	256,000
Movie copyrights - Too simple	1,271,265	1,271,265
Movie copyrights - Confusion	1,024,000	1,024,000
Movie copyrights - Amazing Data	300,000	300,000
Movie copyrights - Nice to meet you	300,000	300,000
Movie copyrights – 6 movies	485,590	506,533
TV drama copyright - 20 episodes	295,000	295,000
Movie broadcast rights – 59 movies	2,439,840	2,439,840
Movie copyrights – Amazing data 2	90,000	—
NFT MMM platform	280,000	280,000
Total cost	9,594,388	9,525,331
Accumulated amortization	(9,298,070)	(9,154,407)
Intangible assets, net	$296,318	$370,924

The amortization expense for the three months ended November 30, 2024 and 2023 was $154,722 and $511,809, respectively. Estimated future amortization expense is as follows:

Twelve months ending November 30,	Amortization expense
2025	$256,373
2026	39,945
Total	$296,318

On August 6, 2022, the Company licensed NFT MMM platform to a third party to allow the access of NFT MMM platform and platform data on both app and website for one year starting from August 20, 2022 for a monthly license fee of $60,000. Subsequent to the license renewal on November 1, 2023, the Company would continue licensing the NFT MMM platform to the same third party from November 1, 2023 until October 31, 2025 for a monthly license fee of $57,000. The Company remains the ownership and copyright of the NFT MMM platform, including the APP “NFT MMM” on Google Play, and the website: starestnet.io.  For the three months ended November 30, 2024 and 2023, the Company recognized license revenue of $171,000 and $57,000, respectively.

F-13

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – INTANGIBLE ASSETS (continued)

On September 10, 2023, the Company entered into an agreement with All In One Media Ltd to acquire the copyrights for 4 movies at a price of $104,714. These copyrights allow the Company to transfer these movies to other parties outside the mainland China. On November 27, 2023, the Company further acquired mainland China copyrights of these 4 movies from All In One Media Ltd. at price of $378,513.

On September 30, 2023, the Company entered into another agreement with All In One Media Ltd to acquire the copy rights and broadcast rights for 2 movies for a price of $212,562. These copyrights allow the Company to broadcast these movies globally.

In November 2023, the Company entered into an agreement with Anyone Pictures Limited to sell the Mainland China copyrights of 1 movie for a price of $180,000 and the offline broadcast rights of another movie for a price of $211,800. The granted broadcast rights are globally exclusive, with the exception of Mainland China.

On November 21, 2023, the Company entered into an agreement with Capitalive Holdings Limited to sell offline broadcast rights of 1 movie for a price of $140,000. The granted broadcast rights are globally exclusive, with the exception of Mainland China.

On September 30, 2024, the Company entered into an agreement with Capitalive Holdings Limited to sell the offline broadcast rights of 2 movies for $55,000. The granted offline broadcast rights are globally exclusive, with the exception of Mainland China.

On September 30, 2024, the Company entered into an agreement with All In One Media Ltd to acquire the copyrights and broadcast rights for 1 movie for a price of $360,000. These copyrights allow the Company to broadcast these movies globally.

On October 21, 2024, the Company entered into an agreement with Anyone Pictures Limited to sell the broadcast rights of the movie for $228,000. The granted broadcast rights are Mainland China exclusive.

NOTE 6 – LEASES

In September 2023, the Company entered into a one month lease with a third party for an office space in Hong Kong, incurring a monthly rent of $766. The lease was ceased as of November 30, 2023.

On October 21, 2021, the Company signed a lease agreement to lease “the Mt. Kisco Theatre”, a movie theater, for five years plus the free rent period which commences four months from the lease commencement date. The theatre consists of approximately 8,375 square feet, and the total monthly rent is $14,366 for the first two years, and $20,648 for the third year including real estate related taxes and landlord’s insurance.

On January 31, 2024, the end of the first two years of rental period, the landlord agreed to continue to receive $14,366 from February to November 2024. The reduced rental payments are accounted for as a rent concession and recognized in general and administrative expenses.

Total lease expense for the three months ended November 30, 2024 and 2023 was $32,839 and $52,449, respectively. All leases are on a fixed payment basis. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

F-14

 AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 – LEASES (continued)

The following is a schedule of maturities of lease liabilities:

Twelve months ending November 30,
2025	$251,748
2026	256,642
2027	42,910
Total future minimum lease payments	551,300
Less: imputed interest	(4,119)
Total	$547,181

NOTE 7 – PURCHASE DEPOSITS FOR INTANGIBLE ASSETS

The balance of purchase deposits for intangible assets which relates to the acquisition of copyrights and broadcast rights for movies and TV dramas and software was as follows:

	November 30, 2024	August 31, 2024

Purchase deposit for copyright and broadcast right for movies and series	940,123	745,123
Total purchase deposits for intangible assets	$940,123	$745,123

On February 23, 2024, the Company entered into an agreement to acquire the copyright and broadcast right of a movie. As of November 30, 2024 and August 31, 2024, the purchase deposit was $300,000 in total.

On June 5, 2024, the Company entered into an agreement to acquire the copyright and broadcast right of a TV drama series. As of August 30, 2024, the Company has paid a purchase deposit of $155,123. For the three months ended November 30, 2024, the Company has paid an additional purchase deposit of $155,000. As of November 30, 2024, the purchase deposit was $310,123 in total.

On August 13, 2024, the Company entered into an agreement to acquire the copyright and broadcast right of two movies. As of November 30, 2024 and August 30, 2024, the purchase deposit was $290,000 in total.

On October 18, 2024, the Company entered into an agreement to acquire the copyright and broadcast right of a TV drama series. As of November 30, 2024, the Company has paid a purchase deposit of $40,000.

F-15

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 – RELATED PARTY TRANSACTIONS

Loan from related party

In support of the Company’s efforts and cash requirements, it may rely on advances from stockholders until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. On June 1, 2023, Chiyuan Deng, the Chief Executive Officer, as the Company stockholder, entered into a line of credit agreement with the Company. Chiyuan Deng agreed to provide a line of credit to the Company for a total amount of no more than $1,500,000, including the previous loan balance of $697,281. The amount under this line of credit is non-interest bearing and due on demand starting from June 1, 2023.

For the three months ended November 30, 2024, Chiyuan Deng has further loaned a total of $16,832 for its working capital needs. As of November 30, 2024, the Company has repaid $55,645. The loan is non-interest bearing and due on demand. The Company has recognized an imputed interest at 5% per annum of the balances as of August 31, 2024 and November 30, 2024. As of November 30, 2024 and August 31, 2024, the Company had loan from Chiyuan Deng balance of $154,361 and $193,174, respectively.

Accounts payable and accrued liabilities - related party - Youall Perform Services Ltd.

Youall Perform Services Ltd is owned by Jianli Deng, the former Chief Financial Officer. In September 2019, the Company entered into an agreement with Youall Perform Services Ltd for two transactions. 1) The Company pays Youall Perform Services Ltd. 10% of the revenue generated from the “Ai Bian Quan Qiu” platform every month to reimburse the valued-added tax, tax surcharges, and foreign transaction fee Youall Perform Services Ltd. has been paying on behalf of the Company. 2) Youall Perform Services Ltd. will provide IT consulting service for “Ai Bian Quan Qiu” platform upgrade and maintenance at a total cost of $128,000, out of which $108,800 has been paid. As there has been no revenue from the “Ai Bian Quan Qiu” platform due to COVID-19 since mid-January, 2020, $108,800 prepayment was expensed as research and development expense in FY2020. In July 2020, the Company changed the service scope of this agreement and turned it into a two-year website maintenance contract to maintain the website ABQQ.TV which was launched on December 29, 2020. The website maintenance service began on January 1, 2021 and ended on December 31, 2022. The contract amount remains at $128,000, out of which $108,800 was previously paid and $19,200 was scheduled to be due on the twenty first month of service term. During the year ended August 31, 2023, the Company made payment of $12,812 with the accounts payable – related party balance to Youall Perform Services Ltd of $6,388 as of August 31, 2023. Chiyuan Deng has repaid $6,388 on behalf of the Company during the year ended August 31, 2024. As of November 30, 2024 and August 31, 2024, the related party balance to Youall Perform Services Ltd was $0.

F-16

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 – RELATED PARTY TRANSACTIONS (continued)

Accounts payable and accrued liabilities – related party - Zestv Studios Limited

On November 28, 2023, the Company sold the software-in-progress of $300,000 to the Developer for $385,000. Zestv Studios Limited collected the payment on behalf of the Company. The payment of $385,000 reduced the loan from related party   as of November 30, 2023. The Company recognized the gain on the sales of software of $85,000 as other income as of November 30, 2023.

As of November 30, 2024 and August 31, 2024, the Company had $0 payable to Zestv Studios Limited.

Executives’ salaries

On September 11, 2020 and May 24, 2022, the Company entered into two amended employment agreements with Chiyuan Deng, the Chief Executive Officer. Pursuant the amended agreements, the Company amended the compensation to Mr. Deng to include a salary of $180,000 annually, a reduction in common stock received under his initial employment agreement, a potential for a bonus in cash or shares, and the issuance of 100,000 shares of Series A Preferred Stock at par value $0.001. Mr. Deng returned 266,667 shares common stock to the Company received under his initial employment agreement. The Chief Executive Officer opted to forgo his salaries effective from October 2023.

During the three months ended November 30, 2024, the Company incurred total compensation of $0 for the Chief Executive Officer. During the three months ended November 30, 2023, the Company incurred total compensation of $15,049 for its Chief Executive Officer.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common shares

The Company had no activities for the three months ended November 30, 2024.

The Company had the following activities for the three months ended November 30, 2023:

Issuance of restricted common shares

On October 5, 2023, the Board of Directors resolved to issue 225,000,000 shares of the Company’s restricted common stock, par value $0.001 per share, to Chiyuan Deng, the Chief Executive Officer, to pay off his accrued executive salaries of $45,000.

Conversion of Series C preferred shares to common shares

During the three months ended November 30, 2023, the Company issued a total of 1,056,681,936 common shares as the result of the conversion of total 174,421 Series C preferred shares.

As of November 30, 2024 and August 31, 2024, the Company had 2,281,266,321 and 2,281,266,321 common shares issued and outstanding, respectively.

F-17

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

Warrants

In consideration for the Common Stock Purchase Agreement signed with Alumni on June 13, 2024, the Company issued to Alumni Capital a Common Stock Purchase Warrant dated June 13, 2024 to purchase 1,943,304,434 shares of Common Stock, representing (50%) of the commitment amount of $5 million, at an exercise price of $0.00129 per share, subject to adjustments, and ending on the 5 years anniversary of the issuance date. The number of shares under the Common Stock Purchase Warrant is subject to adjustment based on the following formula: (i) fifty percent (50%) of the Commitment Amount, less the exercise value of all partial exercises prior to the Exercise Date, divided by (ii) the Exercise Price on the Exercise Date. The exercise price per was calculated by dividing $3,000,000 by the total number of issued and outstanding shares of common stock as of June 13, 2024. The exercise price is subject to change based on a change in the number of our outstanding shares. The aggregated fair value of the warrants was $970,945. The fair value has been estimated using the Black-Scholes pricing model with the following assumptions: market value of underlying common shares of $0.0005; risk free rate of 4.24%; expected term of 5 years; exercise price of $0.0013; volatility of 310.94%; and expected future dividends of $0.

Management determined that these warrants meet the requirements for equity classification under ASC 815-40 because they are indexed to its own shares. The warrants were recorded at their fair value on the date of grant as a component of shareholders’ equity. As of November 30, 2024, 1,993,304,434 warrants in connection with two equity financings were outstanding, with weighted average remaining life of 4.49 years.

A summary of the status of the Company’s warrants as of November 30, 2024 and August 31, 2024 is presented below.

	Number of warrants
	Original shares issued	Anti-dilution Adjusted
Warrants as of August 31, 2023	50,000,000	—
Warrants granted during the year	1,943,304,434	—
Warrants as of August 31, 2024	1,993,304,434	—
Warrants granted during the three months	—	—
Exercisable as of November 30, 2024	1,993,304,434	—

F-18

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

Preferred shares

The Company had no activities for the three months ended November 30, 2024.

The Company had the following activities for the three months ended November 30, 2023:

During the three months ended November 30, 2023, the Company converted a total of 174,421 Series C preferred shares into common shares.

On November 30, 2023, the Board of Directors of the Company resolved to withdraw and subsequently cancelled the Amended Certificate of Designation for the Company’s Series C and Series D Preferred shares.

NOTE 10 – INCOME TAXES

The Company and its fully owned subsidiary, AB Cinemas NY, Inc, were incorporated in the United States and are subject to a statutory income tax rate at 21%. The Company’s fully owned subsidiary, App Board Limited, was registered in Hong Kong and is subject to a statutory income tax rate at 16.5%.

As of November 30, 2024 and August 31, 2024, the components of net deferred tax assets, including a valuation allowance, were as follows:

	November 30, 2024	August 31, 2024
Deferred tax asset attributable to:
Net operating loss carry over	$1,973,831	$1,963,323
Less: valuation allowance	(1,973,831)	(1,963,323)
Net deferred tax asset	$—	$—

The valuation allowance for deferred tax assets was $1,973,831 and $ 1,963,323 as of November 30, 2024 and August 31, 2024, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of November 30, 2024 and August 31, 2024.

F-19

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 – INCOME TAXES (continued)

Reconciliation between the statutory rate and the effective tax rate is as follows for the three months ended November 30, 2024 and 2023, respectively:

	Three months ended
	November 30,
	2024	2023
Federal statutory tax rate	21%	21%
Change in valuation allowance	(21%)	(21%)
Effective tax rate	0%	0%

During the three months ended November 30, 2024, the Company and its subsidiaries incurred net losses. As a result, the Company and its subsidiaries did not incur any income tax for the three months ended November 30, 2024.

During the three months ended November 30, 2023, the Company and its subsidiaries generated net income. As a result, the Company and its subsidiaries utilized the tax losses for the three months ended November 30, 2023.

NOTE 11 – CONCENTRATION RISK

Concentration

For the three months ended November 30, 2024 and 2023, 64% and 15% of the total revenue were generated from two customers, respectively. For the three months ended November 30, 2023, 49% of the total revenue was generated from one customer.

As of November 30, 2024, 76% and 16% of the Company’s accounts receivable balance was receivable from two customers, respectively. As of August 31, 2024, 96% of the Company’s accounts receivable balance was receivable from one customer.

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In the US, the insurance coverage of each bank is $250,000. As of November 30, 2024 and August 31, 2024, cash balance of $266,726 and $64,430, respectively, were maintained at financial institutions in the US. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness.

F-20

AB INTERNATIONAL GROUP CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. There is no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of its operations and there are no proceedings in which any of the Company’s directors, officers, or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to the Company’s interest.

Operating leases

The Company has one lease agreement to rent a movie theatre with third-party vendor as of November 30, 2024. (See Note 6)

NOTE 13 – SEGMENT INFORMATION

The Company reports information about operating segments in accordance with ASC 280-10, Segment Reporting, which requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. As the result of business strategic changes, the Company has identified two reportable segments: Copyrights and license (“IP’) segment and cinema segment.

The following table presents summary information by segment for the three months ended November 30, 2024 and 2023, respectively.

	IP Segment		Cinema Segment		Total
	Three months ended		Three months ended		Three months ended
	November 30,		November 30,		November 30,
	2024	2023	2024	2023	2024	2023
Revenue	$548,200	$714,288	$78,150	$87,459	$626,350	$801,747
Costs of copyrights sold	279,884	—	—	—	279,884	—
Theatre operating costs	—	—	44,960	41,355	44,960	41,355
Depreciation and Amortization	155,199	512,917	—	—	155,199	512,917
Interest expense	2,298	13,242	—	—	2,298	13,242
Segment assets	1,936,419	2,632,394	285,896	23,969	2,222,315	2,656,363
Segment income (loss)	$1,154	$(16,144)	$(51,190)	$59,744	$(50,036)	$43,600

NOTE 14 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, we have analyzed events and transactions that occurred subsequent to November 30, 2024 through the date these financial statements were issued and have determined that we do not have any other material subsequent events to disclose or recognize in these financial statements.

F-21

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Other factors, which could have a material adverse effect on our operations and future prospects on a consolidated basis, include but are not limited to:

•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms to continue as going concern;
•	the uncertainty of profitability based upon our history of losses;
•	legislative or regulatory changes;
•	risks related to our operations and uncertainties related to our business plan and business strategy;
•	changes in economic conditions;
•	uncertainty with respect to intellectual property rights, protecting those rights and claims of infringement of other’s intellectual property;
•	competition; and
•	cybersecurity concerns.

These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information concerning our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC, including the risks and uncertainties identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K.

Overview

We are an intellectual property (IP) and movie investment and licensing firm, focused on acquisitions and development of various intellectual property, including the acquisition and distribution of movies and TV shows.

In addition to licensing and selling rights to movies and TV shows, we are also engaged in licensing our NFT MMM platform and providing technical service; running our physical movie theater in New York; and providing marketing and consulting services in the media industry.

On April 22, 2020, we announced the first phase development of our video streaming service. The online service will be marketed and distributed internationally under the brand name ABQQ.tv. Our team sources dramas and films to provide video streaming service on ABQQ.tv. Our video streaming website (www.ABQQ.tv) was officially launched on December 29, 2020, and management has been sourcing dramas and films to provide video streaming service on ABQQ.tv.

As of November 30, 2024, we have acquired 74 movie copyrights and broadcast rights and a 75-episode TV drama and sitcom. We plan to continue marketing and promoting ABQQ.tv through Google Ads to acquire additional broadcast rights for movies and TV series and plan to charge subscription fees once we have obtained at least 200 broadcast rights of movies and TV programs.

4

On October 21, 2021, the Company entered into a Lease Agreement (the “Lease”) with Martabano Realty Corp. (the “Landlord”), pursuant to which the Company agreed to lease approximately 8,375 square feet of in what is known as the Mt. Kisco Theatre at 144 Main Street, Mount Kisco, New York. The term of the Lease is five years plus a free rent period. The total monthly rent was $14,366 for the first two years, and $20,648 for the third year including real estate related taxes and landlord’s insurance. The Lease contains customary provisions for real property leases of this type, including provisions allowing the Landlord to terminate the Lease upon a default by the Company.

The space was formerly used as a theatre with a total of 5 screens and 466 sets for screening films. The former theatre opened on December 21, 1962 with Hayley Millsin “In Search of the Castaways.” It was a replacement for the town’s other movie theatre that burned down. It was later twinned and further divided into 5 screens. It was operated for years by Lesser Theaters, then bought by Clearview Cinemas. In June, 2013 it was taken over by Bow-Tie Cinemas when they took most Clearview locations. It lasted until March, 2020 when it was closed by the Covid-19 pandemic. It was announced in September 2020 that the closure would be permanent.

On May 5, 2022, we incorporated AB Cinemas NY, Inc. in New York, NY, for the purpose of operating the Mt. Kisco Theatre. The theatre started operations in October 2022. We still intend to follow the strategy of having both an online presence and physical locations for movies and other media. We expect to generate increased revenue from our movie theater business line in the coming years.

On April 27, 2022, we purchased a unique Non-Fungible Token (“NFT”) movie and music marketplace, named the NFT MMM from Stareastnet Portal Limited, an unrelated party, which included an APP “NFTMMM” on Google Play, and full right to the website: stareastnet.io.

NFTs are digital assets with a unique identifier that is stored on a blockchain, and NFTs are tradable rights of digital assets (pictures, music, films, and virtual creations) where ownership is recorded in blockchain smart contracts. On August 6, 2022, the Company licensed NFT MMM platform to a third party to allow access of NFTMM platform and platform data on both our app and website for one year starting from August 20, 2022 to August 19, 2023 for a monthly license fee of $60,000. Pursuant to the agreement, we also charged a one time implementation service and consulting fee of $100,000. Subsequent to the license renewal on November 1, 2023, we continued licensing the NFT MM platform to the same third party from November 1, 2023 until October 31, 2025 for a monthly license fee of $57,000. The Company retained the ownership and copyright of the NFT MMM platform, including the APP “NFT MMM” on Google Play, and the website: stareastnet.io.

The information on or accessible through our websites is not part of and is not incorporated by reference into this Quarterly Report on Form 10-Q, and the inclusion of our website addresses in this Quarterly Report on Form 10-Q is only for reference. We were incorporated under the laws of the State of Nevada on July 29, 2013. Our fiscal year end is August 31.

Results of Operations

Revenues

Our total revenue reported for the three months ended November 30, 2024 and 2023 was $626,350 and $801,747, respectively.

The revenue for the three months ended November 30, 2024, was mainly attributable to the license fee received in connection with the licensing of our NFT MMM platform, movie copyrights sales to two third parties, fees charged for embedded marketing service, advertising services as well as the revenue generated from movie tickets and food and beverage sales from our operated movie theatre. On the other hand, for the three months ended November 30, 2023, was mainly attributable to the license fee received in connection with the licensing of our NFT MMM platform, movie copyrights sales to two third parties, fees charged for embedded marketing service as well as the revenue generated from movie tickets and food and beverage sales from our operated movie theatre. The decrease in revenue was mainly due to the decrease in sales of copyrights and broadcast rights during the three months ended November 30, 2024 as compared to the three months ended November 30, 2023.

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Operation of our movie theatre started in October of 2022. For the three months ended November 30, 2024, we generated total revenue of $78,150, including $49,501 from ticket sales, and $23,934 from food and beverage sales and $4,715 from advertisement. For the three months ended November 30, 2023, we generated total revenue of $87,459, including $57,824 from ticket sales, and $29,635 from food and beverage sales. The decrease in revenue was mainly due to less renowned and popular movies on screen compared to the corresponding period in 2023.

We anticipate an increase in revenue in the future by selling movie and TV drama copyrights and broadcast rights, achieving enough customers to start subscriptions for ABQQ.tv and generating movie tickets and related revenues from our Mt. Kisco movie theatre in New York. We also hope to generate more license revenue from our NFT MMM platform.

Operating Costs and Expenses

Operating costs and expenses were $679,091 for the three months ended November 30, 2024, as compared to $829,905 for the three months ended November 30, 2023. Our operating costs and expenses for the three months ended November 30, 2024 consisted of theatre operating costs of $44,960, amortization expenses of $154,722, costs of copyrights sold of $279,884 and general and administrative expenses of $199,525. In contrast, our operating costs and expenses for the three months ended November 30, 2023 consisted of theatre operating costs of $41,355, amortization expenses of $511,809, general and administrative expenses of $261,692 and related party salary and wages of $15,049.

The theatre operating costs were comparable for the three months ended November 30, 2024 and 2023. The theatre operating costs increased to $44,960 for the three months ended November 30, 2024 from $41,355 for the three months ended November 30, 2023, mainly due to the increase in movie exhibition costs.

We experienced a decrease in amortization expenses for the three months ended November 30, 2024 as compared to the corresponding period in 2023, mainly due to more fully amortized intangible assets for the three months ended November 30, 2024.

The costs of copyrights sold represented the remaining costs of the 2 globally exclusive offline copyrights , with the exception of mainland China and 1 Mainland China exclusive broadcast rights when they were sold.

We experienced a decrease in general and administrative expenses for the three months ended November 30, 2024 as compared to the corresponding period in 2023, mainly as a result of decreased non-related party salaries, lease expenses, and cleaning expenses for the three months ended November 30, 2024 in contrast to the corresponding period in 2023.

We experienced a decrease in related party salary and wages for the three months ended November 30, 2024 as compared to corresponding period in 2023. During the three months ended November 30, 2024, the Company incurred total compensation of $nil for the Chief Executive Officer. During the three months ended November 30, 2023, the Company incurred total compensation of $15,049 for Chief Executive Officer.

We anticipate our operating expenses will increase as we undertake our plan of operations, including the streamline of costs associated with marketing, personnel, and other general and administrative expenses, along with increased professional fees associated with SEC. These costs may increase our operational costs in fiscal 2025 at various levels of operation.

Other Income

We had other income of $2,705 for the three months ended November 30, 2024, as compared with other income of $71,758 for the corresponding period in 2023. Our other income for the three months ended November 30, 2024 was the net amount of the other income generated from the advertising agency services and the interest expense – related party. Our other income for the corresponding period in 2023 was the net amount of the other income generated from the sales of software in progress, bank interest income, and the interest expense – related party.

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Net Loss/ Net Income

We incurred a net loss in the amount of $50,036 for the three months ended November 30, 2024, as compared with a net income of $43,600 for the three months ended November 30, 2023.

Liquidity and Capital Resources

As of November 30, 2024, we had $492,937 in current assets consisting of cash and accounts receivable. Our total current liabilities as of November 30, 2024 were $511,841. As a result, we have a working capital deficit of $18,904 as of November 30, 2024 as compared with $160,617 as of August 31, 2024.

Operating activities generated $241,109 in cash for the three months ended November 30, 2024, as compared with $35,990 used in cash for the three months ended November 30, 2023.

Our positive operating cash flow for the three months ended November 30, 2024 was mainly the result of our net loss combined with the operating changes in the purchase of movie and TV series broadcast right and copyright, and purchase deposit, offset by the amortization of intangible assets, sales of copyrights, the decrease in accounts receivable, and the increase in accounts payable and accrued liabilities.

Our negative operating cash flow for the three months ended November 30, 2023 was mainly the result of cash used in the purchase of movie broadcast right and copyright, offset by our net income combined with the amortization of intangible assets, and the increase in accounts payable.

Investing activities was $Nil for the three months ended November 30, 2024 and 2023, respectively.

Financing activities used $38,813 for the three months ended November 30, 2024, as compared with $179,981 provided by financing activities for the three months ended November 30, 2023. Our negative financing cash flow for the three months ended November 30, 2024 was due to the settlement of loans due to a related party. Our positive financing cash flow for the three months ended November 30, 2023 was due to the loans from related party.

Going Concern

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As of November 30, 2024, the Company had an accumulated deficit of approximately $12 million and a working capital deficit of $18,904. For the three months ended November 30, 2024, the Company incurred a net loss of $50,036. These factors, among others, raise the substantial doubt regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

The future operations of the Company depend on its ability to realize forecasted revenues, achieve profitable operations, and depend on whether or not the Company could obtain the continued financial support from its stockholders or external financing. Management believes the existing stockholders will continue to provide the additional cash to meet the Company’s obligations as they become due. The Company also intends to fund operations through cash flow generated from the operations, including the expected ticket sales from Mt. Kisco movie theatre, equity financing, debt borrowings, and additional equity financing from outside investors, to ensure sufficient working capital. However, no assurance can be given that additional financing, if required, would be available on favorable terms or at all. If we are not able to secure additional funding, the implementation of our business plan will be impaired.

Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

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Off Balance Sheet Arrangements

As of November 30, 2024, there were no off-balance sheet arrangements.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our critical accounting policies are disclosed below:

Revenue Recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, using the modified retrospective approach. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company derives its revenues primarily from six sources: (1) selling copyrights of movies or TV shows; (2) licensing NFT MMM platform and providing technical service; (3) movie theater admissions and food and beverage sales; (4) embedded marketing service; (5) advertising services in movie theatre.

Revenue from selling copyrights of movies or TV shows:

The Company recognizes revenue when master copy of movie or TV show is delivered, the IP is authorized and transferred to customers. The Company’s contracts with customer are primarily on a fixed-price basis and do not contain cancelable and refund-type provisions.

Revenue from licensing NFT MMM platform:

The Company derives revenue from NFTMM platform license fees, which includes accessing the NFTMM platform and platform data on both app and website. The Company's contract has a two-year term, and is non-cancelable and non-refundable. In accordance with ASC 606, a 'right to access' license is recognized over the license period.

Revenue from movie theater admissions and food and beverage sales:

The Company recognizes admissions and food and beverage revenues based on a gross transaction price which are recorded at a point in time when a film is exhibited to a customer and when a customer takes possession of food and beverage offerings. The Company defers 100% of the revenue associated with the sales of gift cards and exchange tickets until such time as the items are redeemed or estimated income from non-redemption is recorded.

Revenue from embedded marketing service:

The Company derives revenue from providing the services of embedded marketing through adding advertisement into movies and TV series. The Company recognizes revenue when the advertisement is added to the movies and TV series.

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Revenue from advertisement:

The Company derives revenue from playing the advertisements on the theater screen. The Company recognizes revenue when the advertisements are shown on the theater screen.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contact assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing of when an order is placed and when shipment or delivery occurs.

Disaggregation of revenue

The Company disaggregates its revenue from contracts by revenue streams, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company and are not required to provide the information under this item pursuant to Regulation S-K.

Item 4.  Controls and Procedures

Disclosure Controls and Procedures

We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of November 30, 2024. This evaluation was carried out under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of November 30, 2024, our disclosure controls and procedures were not effective due to the presence of material weaknesses in internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that, as of November 30, 2024, our disclosure controls and procedures were not effective: (i) inadequate segregation of duties and effective risk assessment; and (ii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both US GAAP and SEC guidelines.

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Remediation Plan to Address the Material Weaknesses in Internal Control over Financial Reporting

Our company plans to take steps to enhance and improve the design of our internal controls over financial reporting. During the period covered by this quarterly report on Form 10-Q, we have not been able to remediate the material weaknesses identified above. To remediate such weaknesses, we plan to implement the following changes during our fiscal year ending August 31, 2025: (i) appoint additional qualified personnel to address inadequate segregation of duties and ineffective risk management; and (ii) adopt sufficient written policies and procedures for accounting and financial reporting. The remediation efforts set out are largely dependent upon our securing additional financing to cover the costs of implementing the changes required. If we are unsuccessful in securing such funds, remediation efforts may be adversely affected in a material manner.

 Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the three months ended November 30, 2024, that have materially affected, or are reasonable likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Internal Controls

Our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will necessarily prevent all fraud and material error.   Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the internal control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

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PART II – OTHER INFORMATION

Item 1. Legal Proceedings

We are not a party to any material pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Item 1A: Risk Factors

Our business faces many risks, a number of which are described in the section captioned “Risk Factors” in our Annual Report for the year ended August 31, 2024, filed with the SEC on November 26, 2024. The risks described may not be the only risks we face. Other risks of which we are not yet aware, or that we currently believe are not material, may also materially and adversely impact our business operations or financial results. If any of the events or circumstances described in the risk factors contained in our Annual Report occur, our business, financial condition or results of operations could be adversely impacted and the value of an investment in our securities could decline. Investors and prospective investors should consider the risks described in our Annual Report, and the information contained in the section captioned “Forward-Looking Statements” and elsewhere in this Quarterly Report before deciding whether to invest in our securities.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults upon Senior Securities

None

Item 4. Mine Safety Disclosures

N/A

Item 5. Other Information

None

Item 6. Exhibits
Exhibit Number	Description of Exhibit
31.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101**	The following materials from the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2024 formatted in Extensible Business Reporting Language (XBRL).

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on the dates below on its behalf by the undersigned thereunto duly authorized.

AB INTERNATIONAL GROUP CORP.

By:	/s/ Chiyuan Deng
Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director
January 14, 2025

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